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                                                                    EXHIBIT 11.1

                              ESSEX PORTFOLIO, L.P.
                  STATEMENT OF COMPUTATION OF EARNINGS PER UNIT
                 (Dollars in thousands except per unit amounts)

                                                                         Quarter ended June 30,     Six months ended June 30,
                                                                      --------------------------   ---------------------------
                                                                           1998          1997         1998             1997
                                                                           ----          ----         ----             ----
BASIC:
     Net income                                                      $      9,884   $      7,114   $     19,430   $     12,762
     Less:
         Distributions on Preferred Interest for 8.75% Series 1996A
               Convertible Preferred Stock                                   (875)          (491)        (1,750)          (929)
         Distributions on 7.875% Series B Cumulative Redeemable
               Preferred Units                                             (1,492)             0         (2,214)             0
                                                                     ------------   ------------   ------------   ------------
     Net income applicable to general and limited partners           $      7,517   $      6,623   $     15,466   $     11,833
                                                                     ============   ============   ============   ============

     Weighted average number of units outstanding
         during the period                                             18,506,034     15,393,186     18,498,886     14,426,765
                                                                     ============   ============   ============   ============

     Net income per partnership unit                                 $       0.41   $       0.43   $       0.84   $       0.82
                                                                     ============   ============   ============   ============


DILUTED:
     Adjusted units - basic, from above                                18,506,034     15,393,186     18,498,886     14,426,765
     Additional weighted average units of dilutive stock options using the average stock price under the treasury stock
         method                                                           215,269        190,608        227,574        193,153
                                                                     ------------   ------------   ------------   ------------
     Weighted average number of units outstanding
         during the period                                             18,721,303     15,583,794     18,726,460     14,619,918
                                                                     ============   ============   ============   ============

     Net income per partnership unit                                 $       0.40   $       0.42   $       0.83   $       0.81
                                                                     ============   ============   ============   ============



     (1) In accordance with Statement of Accounting Standards Board No. 128, the additional weighted average units issuable upon conversion of the 8.75% Convertible Preferred Stock, Series 1996A is not included as the effect would be anti-dilutive.